Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-216050) on Form S-8 of our report dated June 17, 2020 appearing in the annual report on Form 11-K of Liberty Oilfield Services 401(k) Savings Plan as of December 31, 2019 and 2018 and for the year ended December 31, 2019.

/s/ Plante & Moran, PLLC
Denver, Colorado
June 17, 2020